PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 63 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                       Dated March 17, 1999
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES E
                Senior Euro Fixed Rate Notes Due April 2002

                               -------------

               We may not redeem these Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due April 2002) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

               We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

               We describe the basic features of this type of note, known as an Original Issue Discount Note, in the section called "Description of Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:        $243,000,000

Maturity Date:           April 7, 2002

Settlement and Issue
  Date:                  April 7, 1999

Interest Accrual Date:   N/A

Issue Price:             84.42%

Specified Currency:      U.S. Dollars

Redemption Percentage
  at Maturity:           100%

Interest Rate:           N/A

Maximum Interest Rate:   N/A

Minimum Interest Rate:   N/A

Modified Payment Upon
  Acceleration or
  Redemption:            Yes

Initial Redemption Date: N/A

Initial Redemption
  Percentage:            N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Interest Payment Dates:  N/A

Interest Payment Period: N/A

Business Days:           London and New York

Agent:                   Morgan Stanley & Co. International Limited

Paying Agent:            The Chase Manhattan Bank (London Branch)

Denominations:           $1,000

Common Code:             9611592

ISIN:                    XS0096115927


United States Federal Income Taxation:

      The Internal Revenue Service Restructuring and Reform Act of 1998 eliminated the 18-month holding period requirement for certain individual taxpayers to qualify for the lowest tax rate for capital gain. The minimum holding period required to qualify for the lowest tax rate currently is 12 months. In addition, the effective date of the New Regulations (as defined in "United States Federal Taxation -- Backup Withholding" in the accompanying prospectus supplement) has been changed so that the New Regulations will apply to payments made after December 31, 1999. Lastly, the definition of "Foreign Holder" (as defined in "United States Federal Taxation" in the accompanying Prospectus Supplement) has been amended so that, with respect to a corporation or partnership, Foreign Holder means a corporation, partnership or other entity that was not created or organized in or under the laws of the United States, any State thereof or the District of Columbia.


Limitations on Issuance of Bearer Securities and Bearer Debt Warrants:

      The definition of "United States person" (as defined in "Limitations on Issuance of Bearer Securities and Bearer Debt Warrants" in the accompanying prospectus) has been amended so that, with respect to a corporation or partnership, United States person means a corporation, partnership or other entity that was created or organized in or under the laws of the United States, any State thereof or the District of Columbia.


Capitalized terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                        MORGAN STANLEY DEAN WITTER